EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Corporate Communications 404-715-2554 Investor Relations 404-715-6679

New York Stock Exchange Accepts Reliance by Delta Air Lines, Inc. on an
Exception to Shareowner Approval Policy

ATLANTA, Nov. 10, 2004 -– Delta Air Lines, Inc. (NYSE: DAL) today announced that the Audit Committee of its Board of Directors approved the use of an exception to the New York Stock Exchange’s shareowner approval policy so that the company could issue up to 75 million shares of common stock as part of its efforts to achieve a successful out-of-court restructuring. As discussed below, approximately 63 million of these shares will be issuable upon the exercise of stock options to be granted to eligible company employees.

In taking this action, the Audit Committee determined that the delay necessary in obtaining shareowner approval would seriously jeopardize the financial viability of the company. The New York Stock Exchange has accepted Delta’s reliance on the exception to the Exchange’s shareowner approval policy.

As previously reported, Delta’s out‑of‑court restructuring plan is intended to provide the company with $5 billion in annual benefits by 2006 (as compared to 2002), while also improving the service Delta provides to its customers. Delta believes it is on schedule to achieve $2.3 billion of the targeted $5 billion in annual benefits by the end of 2004 through previously implemented initiatives under its Profit Improvement Initiatives program, which began in 2002.

Reductions in employee costs are a key element of the restructuring plan. With respect to its non‑pilot employees, Delta plans to eliminate between 6,000 and 6,900 jobs during the next 18 months; to implement a 10 percent across‑the‑board pay reduction; and to reduce certain employee benefits. Delta also recently announced that it reached a tentative agreement with its pilot union that will, if ratified by the union membership, provide the company with $1 billion in long‑term, annual cost reductions through a combination of changes in wages, pension and other benefits and work rules.

As part of its restructuring program, Delta is implementing new employee incentive programs, including granting non-qualified stock options to approximately 57,000 employees. Each stock option will represent the right to purchase a specified number of shares of Delta common stock at a price per share equal to the closing price of Delta common stock on the New York Stock Exchange on the date the stock options are granted. Approximately 63 million shares of Delta common stock will be subject to these stock options. The options will become exercisable in three equal installments on the first, second and third anniversaries of the grant date. Unexercised options will expire at the close of business on the sixth anniversary of the grant date. Members of the company’s Board of Directors and Delta officers will not participate in these programs.

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The company also plans to issue up to 12 million shares of its common stock to certain debt holders who agree to defer debt maturing in the near term, and to aircraft lessors who participate in the company’s aircraft financing concession program. These shares will be issued on or after Nov. 23, 2004.

Delta is mailing a letter to all its shareowners notifying them of the company’s intent to issue shares of common stock as described above without seeking shareowner approval. The company will not issue any of these shares until at least ten days after this letter is mailed.

The securities will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Statements in this news release that are not historical facts, including statements regarding Delta’s estimates, beliefs, expectations, intentions, strategies or projections, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to reduce operating expenses, our ability to obtain necessary financing or debt payment deferrals to meet our liquidity needs, our pension plan funding obligations, pilot early retirements, the cost of aircraft fuel, the effect of credit ratings downgrades, interruptions or disruptions in service at one of our hub airports, our increasing dependence on technology in our operations, the outcome of negotiations on collective bargaining agreements and other labor issues, the effects of terrorist attacks, restructurings by competitors and competitive conditions in the airline industry. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 8-K filed with the commission on Sept. 15, 2004 and its Form 8-K filed with the commission on Oct. 15, 2004. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of Nov. 10, 2004, and which Delta has no current intention to update.

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NYSEAcceptsException